UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

 The persons identified on the cover page hereto (collectively, the “Hartman Group”) on March 31, 2025 filed a preliminary proxy statement (the “Preliminary Proxy Statement”) and an accompanying universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the liquidation of the Company in accordance with the terms of its articles of incorporation.

On June 2, 2025, the Hartman Group distributed the following letter to shareholders:

June 2, 2025

To Our Fellow Shareholders of Silver Star Properties REIT, Inc. (Silver Star):

I write to you as a deeply concerned shareholder in Silver Star who has watched, with growing alarm, the consistent destruction of shareholder value under the current Directors and executive team.

Over the past 32 months since my departure, the Board of Directors and executive team have presided over:

•	Significant share price underperformance, with stock price dropping over 66% to its current $2.01 price per share.
•	Deteriorating financial results, marked by net asset value attributable to shareholders declining from $412 million on December 31, 2021, to an estimated $134 million as of June 30, 2024 (their last published price per share).
•	Strategic missteps, including decreasing occupancy and deteriorating property conditions, resulting in recent fire-sales of assets, replacing debt at astronomically high interest rates at 19%, and capital misallocation by acquiring high-priced self-storage and Walgreens properties without your consent or prioritization of your return of capital.
•	Poor corporate governance, including a lack of accountability, limited transparency, and a Board lacking the necessary skills, independence, and shareholder focus. Despite the destruction of value, Haddock (CEO and executive chairman of Silver Star) just awarded himself 1,000,000 shares of stock, further diluting your investment.

Despite numerous calls for change, transparency, and an annual shareholder vote, the current Board has shown little willingness to acknowledge the company’s failures—let alone correct them. Instead, they lodge unbased claims about me and my leadership and have intentionally refused to listen to your voice and desire to hold an annual shareholder meeting.

This is why I have taken the extraordinary step of nominating an alternative slate of director candidates—a highly qualified group of independent, experienced professionals with proven track records in value creation, corporate governance, and operational excellence.

Our Vision

Our alternative slate is committed to:

•	Immediate return of capital to shareholders in the near term.
•	Restoring financial discipline by monetizing newly purchased assets and paying off the current debt facilities.
•	Driving occupancy of legacy assets to unlock near-term value and liquidity.
•	Installing rigorous oversight of management to ensure decisions are aligned with shareholder interests.
•	Increasing shareholder value by decreasing executive compensation, paying off the debt, and positioning the legacy assets for successful dispositions.

We firmly believe that change at the board level is not only necessary – it is the only option for the preservation of your value and future liquidity.

Your Vote Matters

Starting Tuesday, June 3rd, you will have an opportunity to vote for a better future for Silver Star. We urge you to support our independent nominees and send a clear message that the status quo is unacceptable.

This is a pivotal moment for our investment. Let’s seize it—together.

Please don’t hesitate to reach out to us at ir@hartman-investments.com to learn more about our nominees, platform, or to share your thoughts.

Thank you for your support.

Sincerely,

Allen R. Hartman

On behalf of the Concerned Shareholders of Silver Star

***

Additional Information

The Hartman Group filed the Preliminary Proxy Statement and an accompanying universal proxy card with the SEC on March 31, 2025, and intends to file a definitive proxy statement to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of the Company and (ii) the liquidation of the Company in accordance with the terms of its articles of incorporation. STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), WHEN IT BECOMES AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS THAT THE HARTMAN GROUP FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY, IN EACH CASE, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the Preliminary Proxy Statement, and when available, the definitive proxy statement, and any amendments or supplements thereto, and any other documents (including the universal proxy card) at the SEC’s website (http://www.sec.gov). In addition, the Hartman Group will provide copies of the definitive proxy statement once available without charge upon request. Such requests should be directed to the proxy solicitor to be named in the definitive proxy statement when filed by the Hartman Group.

Certain Information Regarding Participants

The respective members of the Hartman Group and each of Brent Longnecker and Benjamin Thomas, who have been nominated by Allen Hartman for election as directors of the Company, are currently the participants in the proxy solicitation (collectively, the “Participants”). As of the date hereof, the Hartman Group may be deemed to beneficially own 5,230,860 shares of the Company’s common stock, representing ownership of approximately 7.76% of the Company’s common stock, based on the Company’s report in its definitive proxy statement filed on May 29, 2025, that there were 67,425,433 shares of the Company’s common stock issued and outstanding. The other Participants (i.e., Messrs. Longnecker and Thomas) do not own any Company common stock. Additional information regarding the Participants is set forth in the Preliminary Proxy Statement and will be set forth in the definitive proxy statement and any other materials to be filed with the SEC in connection with the proxy solicitation by the Hartman Group.